Astronics Corporation -130 Commerce Way East Aurora, NY 14052-2191

For more information contact: David C. Burney, Chief Financial Officer Phone: (716) 805-1599, ext. 159 Fax: (716) 805-1286 Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Corporation Announces Fourth Quarter 2005 Financial Results

  Net income improves to $1.1 million

  AES acquisition continues strong performance

EAST AURORA, NY, February 9, 2006 – Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported sales of $20.4 million in the fourth quarter of 2005 compared with $8.3 million in the fourth quarter of 2004. The increase in sales for the quarter was driven by a 51% increase in its organic sales and the addition of Astronics AES, which was acquired in February 2005. The growth in organic sales was related to increased volume as aircraft build rates have increased, and the expanding number of aircraft platforms for which the Company provides products. In addition, during the fourth quarter of 2005, the Company shipped $1.7 million for its Republic of Korea F-16 NVIS program, which was concluded in 2005. Astronics AES had sales of $7.9 million in the fourth quarter of 2005.

Net income for the fourth quarter 2005 was $1.1 million, or $0.13 per diluted share, compared with a net loss of $0.7 million, or $0.08 per diluted share, in the same period the prior year.

The improvement in net income in the fourth quarter of 2005 as compared with the fourth quarter of 2004 was attributable primarily to the contribution from the increase in organic sales and the addition of Astronics AES. Also adding to the bottom line improvement in the fourth quarter of 2005 was the recognition of approximately $0.2 million pre tax as “other income” from the settlement of a legal dispute.

At the end of the fourth quarter 2005, Astronics made final adjustments to the purchase price and the related purchase price allocation for the assets acquired in the February 2005 acquisition of Astronics AES. These adjustments resulted in $0.3 million reduction in pretax income. The acquisition earn-out liability, based on sales of Astronics AES, was reversed in the fourth quarter of 2005 as the sales threshold was not achieved. As a result, no additional payment on the acquisition is required. Fourth quarter 2005 operating income increased to $1.7 million compared with a $1.1 million loss in the fourth quarter of 2004. Astronics AES’ operating profit for the 2005 fourth quarter was $0.7 million. Astronics’ organic business improved operating margins to $1.0 million from a 2004 fourth quarter loss of $1.1 million.

Peter J. Gundermann, President and CEO noted, “During 2005, we had strong growth across the board and saw improved profits during the second half of the year. We have made solid progress on our various development programs and enjoyed the benefits of strong market conditions across each of our markets. The Astronics AES acquisition has worked out well also, contributing from day one. With only eleven months included in 2005, it accounted for almost 40% of our 2005 revenue, provided excellent operating margins and contributed to more than half of our year-end backlog. The integration of Astronics AES products, employees and culture was a relatively seamless process and has created more opportunities for Astronics as a whole.”

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Astronics Corporation Announces Fourth Quarter 2005 Financial Results

February 9, 2006

He added, “For the last six months of the year our annualized shipping rate was a healthy $80 million. Operating margins improved during the last six months and we are beginning to see the bottom line improvements that we have been anticipating as our top line grows.”

Full Year Review

Sales in 2005 increased to $75.4 million compared with $34.7 million in 2004. Organic sales increased $12 million to $46.7 million, a 34% increase compared 2004 sales. Astronics AES added an additional $28.6 million in sales during 2005. As a result of higher volume and the addition of Astronics AES, operating income improved to $5.3 million in 2005 compared with a loss in 2004 of $0.9 million. Astronics AES contributed $3.0 million to operating profit, while the organic business contributed $2.3 million.

Net income in 2005 grew to $2.7 million, or $0.33 per diluted share, compared with a loss of $0.7 million, or $0.09 per diluted share, in 2004.

Outlook

Bookings for the fourth quarter 2005 were very strong at $37.9 million. Contributing heavily to bookings was the $12.0 million Air Canada program announced in December 2005. For the year, bookings were $96.5 million, resulting in a book-to-bill ratio of 1.28:1. Astronics backlog at the end of 2005 was $95.1 million, an increase of $17.5 million from the end of the third quarter of 2005. Mr. Gundermann continued, “We are anticipating 2006 revenue to be in the range of $85 million to $90 million, an increase of 13% - 20% over 2005. However, 2006 is a difficult year for us to predict. A large number of the major aircraft programs in which we are involved are nearing critical stages of their certification efforts. If during the year, these programs achieve certification and transition to production smoothly, we could potentially exceed our expectations. Conversely, if these programs encounter challenges and delays, our delivery schedule could be delayed, and likewise our 2006 shipments will be affected. Overall, we expect our profitability in 2006 to be consistent with what we have seen during the past two quarters.”

Webcast and Conference Call

The release of the financial results on February 9, 2006, will be followed by a company-hosted teleconference at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow. The Astronics conference call can be accessed the following ways:

  The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

  The teleconference can be accessed by dialing (303) 262-2211 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

  The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

  A replay can also be heard by calling (303) 590-3000, and entering passcode 11051202#. The telephonic replay will be available through Thursday, February 16, 2006 at 11:59 p.m. ET.

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Astronics Corporation Announces Fourth Quarter 2005 Financial Results

February 9, 2006

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, such as the Airbus A380; the Eclipse 500; the Air Canada’s CRJ705, A320, and several configurations of B767; Cessna single engine aircraft; Cessna Mustang; Hawker Horizon; the V22 Osprey; Lockheed Martin F-35 JSF; China Eastern Airlines Corp. Limited’s upgrade of 15 Airbus A330-300’s and five Airbus A330-200’s; Air China Limited’s upgrades of 20 Airbus A330-200’s; and F-22 Raptor; customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

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Astronics Corporation Announces Fourth Quarter 2005 Financial Results

February 9, 2006

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
		Three months ended		Twelve months ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Sales	$20,436	$8,338	$75,352	$34,696
Cost of products sold	16,198	7,846	59,852	30,087
Selling general and administrative	2,554	1,598	10,246	5,477
Interest expense, net	216	63	735	282
Other (income) expense	(265)	32	(278)	32
Income (loss) before tax	1,733	(1,201)	4,797	(1,182)
Income taxes	676	(543)	2,144	(448)
Net Income (loss)	$1,057	$(658)	$2,653	$(734)

Basic earnings (loss) per share:	$0.14	$(0.08)	$0.34	$(0.09)
Diluted earnings (loss) per share:	$0.13	$(0.08)	$0.33	$(0.09)

Weighted average diluted shares outstanding	8,136	7,791	8,038	7,766

Capital Expenditures	707	457	2,472	1,136
Depreciation and Amortization	444	279	2,486	1,273

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)
	12/31/2005	12/31/2004
ASSETS:
Cash and cash equivalents	$4,473	$8,476
Short -term investments		1,000
Accounts receivable	12,635	5,880
Inventories	19,013	7,110
Other current assets	1,401	2,016
Property, plant and equipment, net	20,461	15,221
Other assets	7,874	5,533
Total Assets	$65,857	$45,236

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long term debt	$914	$908
Note payable	7,000
Accounts payable and accrued expenses	15,843	4,937
Current liabilities of discontinued operations		533
Long-term debt	10,304	11,154
Other liabilities	5,962	5,044
Shareholders' equity	25,834	22,660
Total liabilities and shareholders' equity	$65,857	$45,236

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Astronics Corporation Announces Fourth Quarter 2005 Financial Results

February 9, 2006

			ASTRONICS CORPORATION
			NET SALES BY MARKET
			($, in thousands)

	Three Months Ended			Twelve Months Ended
	12/31/2005	12/31/2004	% change	12/31/2005	12/31/2004	% change	2005 YTD %

Military	$8,038	$3,263	146.34%	27,538	$15,929	72.88%	36.55%
Commercial Transport	8,708	1,662	423.95%	31,242	6,622	371.79%	41.46%
Business Jet	3,488	3,064	13.84%	15,402	10,706	43.86%	20.44%
Other	202	349	-42.12%	1,170	1,439	-18.69%	1.55%
Total	$20,436	$8,338	145.09%	75,352	$34,696	117.18%	100.00%

			ASTRONICS CORPORATION
			NET SALES BY PRODUCT
			($, in thousands)
	Three Months Ended			Twelve Months Ended
	12/31/2005	12/31/2004	% change	12/31/2005	12/31/2004	% change	2005 YTD %

Cockpit Lighting	$6,821	$5,026	35.71%	28,417	$20,384	39.41%	37.71%
Cabin Power & Data	4,068		NA	16,624		NA	22.06%
Airframe Power	3,782		NA	11,972		NA	15.89%
External Lighting	3,257	1,394	133.64%	9,890	6,631	49.15%	13.13%
Cabin Lighting	2,306	1,569	46.97%	7,279	6,242	16.61%	9.66%
Other	202	349	-42.12%	1,170	1,439	-18.69%	1.55%

Total	$20,436	$8,338	145.09%	75,352	$34,696	117.18%	100.00%

ORDER AND BACKLOG TREND
($, in thousands)

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Twelve	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Twelve
					Months					Months
	4/3/04	7/3/04	10/2/04	12/31/04	12/31/04	4/2/05	7/2/05	10/1/05	12/31/05	12/31/05
Bookings	$ 13,270	$ 8,300	$ 11,700	$ 9,862	$ 43,132	$ 14,868	$ 23,564	$ 20,176	$ 37,946	$ 96,554
Backlog	$ 23,030	$ 22,300	$ 25,600	$ 27,170	$27,170	$ 72,292	$ 77,856	$ 77,611	$ 95,121	$95,121
Book:Bill	1.48	0.93	1.38	1.18	1.24	0.95	1.25	0.99	1.86	1.28

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